Exhibit 99.1

For Immediate Release

Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media Relations: Russ Pecoraro, (303) 404-1856, rpecoraro@vailresorts.com

Vail Resorts Names Ryan Siurek as Chief Accounting Officer

BROOMFIELD, Colo.-March 24, 2016-Vail Resorts, Inc. (NYSE: MTN) announced today that Ryan Siurek has been appointed vice president, controller and chief accounting officer for the company, effective April 18, 2016.

“We’re thrilled to have Ryan join Vail Resorts and bring his extensive experience leading accounting and finance organizations to our team,” said Michael Barkin, executive vice president and chief financial officer of Vail Resorts. “Ryan’s proven track record as a financial leader and his extensive expertise in financial reporting, internal controls and process improvement will help us enhance our capabilities as we continue to grow in the future.”

Most recently, Siurek was vice president, divisional chief financial officer for the prepaid and wholesale division at Sprint Corporation (NYSE: S) and prior to that was the divisional chief financial officer for its enterprise solutions division. He served as the company’s vice president, controller and chief accounting officer from 2009-2013 after joining the company as the assistant controller in January 2009. Previously, Siurek was the director of risk management and global financial shared services at LyondellBasell Industries, where he also served as the European controller and as a senior manager of accounting policy. He began his career with Arthur Andersen LLP and the Financial Accounting Standards Board.

Siurek holds a bachelor’s degree in accounting and a master’s degree in accounting from Texas A&M University and is a certified public accountant.

As previously announced in June 2015, Mark Schoppet, the company’s current senior vice president, controller and chief accounting officer, will retire following the completion of a transition period.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in Australia; Afton Alps in Minnesota, Mt. Brighton in Michigan and Wilmot Mountain in Wisconsin. The Company owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.